Hologic Announces First Quarter Fiscal 2012 Operating Results

Record Revenues and Performance

BEDFORD, Mass., Jan. 30, 2012 /PRNewswire/ -- Hologic, Inc. (Hologic or the Company) (Nasdaq: HOLX), a leading developer, manufacturer and supplier of premium diagnostics products, medical imaging systems and surgical products dedicated to serving the healthcare needs of women, today announced its results for the first fiscal quarter ended December 24, 2011.

Highlights of the quarter include:

  Revenues of $472.7 million resulting from year-over-year growth in all four operating segments.
  Net income was $20.8 million, or $0.08 per diluted share, calculated in accordance with U.S. generally accepted accounting principles (GAAP).
  Non-GAAP adjusted net income was $90.0 million, or $0.34 per diluted share, and adjusted EBITDA (non-GAAP adjusted earnings before interest, taxes, depreciation and amortization) was $162.3 million. A reconciliation of GAAP to non-GAAP results is included as an attachment to this press release.
  U.S. Food and Drug Administration (FDA) approval of the Cervista High Throughput Automation (HTA) system for HPV Screening.
  CE Marking for C-View synthesized 2D image reconstruction algorithm for 3D mammography exams.
  State Food and Drug Administration (SFDA) approval in China for the Serenity digital mammography system.
  Digital breast tomosynthesis voted "hottest clinical procedure" of 2011 by radiology community.

First quarter fiscal 2012 operating results overview:

First quarter fiscal 2012 revenues totaled $472.7 million, an increase of 9.3% compared to revenues of $432.6 million in the first quarter of fiscal 2011. This increase resulted from growth in revenues in all four of our operating segments, primarily from: (i) growth in Breast Health revenues of $20.0 million, or 10.2%, driven by a $14.1 million, or 10.9%, increase in product revenues and a $5.9 million, or 9.0%, increase in service revenues; (ii) an increase in Diagnostics revenues of $15.0 million, or 10.8%, primarily due to growth in ThinPrep revenues from our acquisition of TCT International Co., Ltd. (TCT) in Beijing, China on June 1, 2011 and strong growth in sales of our Cervista HPV tests; (iii) an increase in GYN Surgical revenues of $2.9 million, or 3.8%, related to contributions from the MyoSure hysteroscopic tissue removal (MyoSure) system, partially offset by a decrease in NovaSure endometrial ablation (NovaSure) system sales; and (iv) an increase in Skeletal Health revenues of $2.3 million, or 10.3%, primarily due to an increase in bone densitometry product sales.

For the first quarter of fiscal 2012, Hologic reported net income of $20.8 million, or $0.08 per diluted share, compared with net income of $10.9 million, or $0.04 per diluted share, in the first quarter of fiscal 2011.

The Company's non-GAAP adjusted net income increased 12.7% to $90.0 million, or $0.34 per diluted share, in the first quarter of fiscal 2012 compared to $79.9 million, or $0.30 per diluted share, in the prior year. The Company's fiscal 2012 and 2011 first quarter non-GAAP adjusted net income primarily excludes: (i) a non-cash charge of $61.0 million and $56.6 million, respectively, attributable to the amortization of intangible assets; (ii) a non-cash interest expense charge of $19.0 million and $18.5 million, respectively, related to the Company's Convertible Notes; (iii) a net charge of $15.6 million and $1.1 million, respectively, for contingent consideration related to its recent acquisitions; and (iv) $1.0 million and $0.7 million, respectively, of acquisition-related costs and other charges. The Company's fiscal 2011 first quarter non-GAAP adjusted net income also excludes: (i) a non-cash loss of $29.9 million attributable to the convertible notes exchange completed in that quarter; and (ii) a non-cash charge of $1.3 million related to the fair value write-up of acquired inventory sold.

Non-GAAP adjusted net income, non-GAAP adjusted earnings per diluted share (non-GAAP adjusted EPS), and adjusted EBITDA are non-GAAP financial measures. The Company's definitions of these non-GAAP financial measures, and the reconciliations of these measures to the Company's comparable GAAP financial measures for the periods presented, are set forth in the supplemental information attached to this press release. When analyzing the Company's operating performance, investors should not consider these non-GAAP measures as a substitute for the comparable financial measures prepared in accordance with GAAP.

“We are very pleased with the strong start to fiscal 2012, with revenues and operating performance that exceeded our guidance,” said Rob Cascella, President and Chief Executive Officer. “We once again saw year-over-year growth in all four of our business segments and are excited by the early successes we have experienced with our newly released products and recent acquisitions. We have maintained our leadership position in multiple markets and continue to set new standards in product innovation. Tomosynthesis is but one example of our commitment to leading edge, clinically significant technologies. We are confident over time Tomosynthesis will change the standard of care in breast imaging, and in doing so, will cause 2D mammography to become technologically obsolete. Our recent approvals and market clearances are yet other examples of new technologies developed to improve upon the healthcare outcomes of women around the world.”

First quarter fiscal 2012 revenue overview by segment (as compared to first quarter fiscal 2011):

  Breast Health revenues, which include the Company's mammography, breast biopsy, Magnetic Resonance Imaging (MRI) coils and MammoSite product lines, increased to $215.4 million in the current quarter compared to $195.4 million in the prior year, an increase of 10.2%. Product revenue growth was driven primarily by a combination of: (i) the continued shift in sales from Selenia to Dimensions systems and, to a lesser extent, an increase in the total number of digital mammography systems sold; and (ii) growth in sales of all of the Company's breast biopsy products, led by Eviva. The Company also realized a $5.9 million, or 9.0%, increase in service revenue related to its increased installed base of digital mammography systems.

  Diagnostics revenues, which include the Company's ThinPrep products, Rapid Fetal Fibronectin test, Cervista HPV tests, and other molecular diagnostics products, totaled $154.1 million in the current quarter compared to $139.1 million in the prior year, an increase of 10.8%. Sales growth was driven primarily by a combination of higher ThinPrep revenue (both from the addition of TCT and from other international sales) and strong growth in sales of Cervista HPV tests. Incremental ThinPrep revenues from the TCT acquisition were approximately $7.3 million during the current period (incremental revenues represent the total third party price less the original price previously charged to TCT).

  GYN Surgical revenues, which include the Company's NovaSure, MyoSure and Adiana systems, totaled $78.5 million in the current quarter compared to $75.7 million in the prior year, an increase of 3.8%. Sales growth was driven by an increase in sales of the MyoSure system, partially offset by lower NovaSure system sales. On a sequential basis, NovaSure system sales increased almost 5%.

  Skeletal Health revenues, which mainly include the Company's osteoporosis assessment and mini C-arm product lines, totaled $24.7 million in the current quarter compared to $22.4 million in the prior year, an increase of 10.3%. This increase was primarily the result of an increase in bone densitometry sales.

New Products:

FDA Approval of the Cervista High Throughput Automation System for HPV Screening

On December 15, 2011, the Company announced the FDA approval of its Cervista HTA system for use with the Company's previously approved Cervista HPV HR test. The Company's HPV HR test utilizes Hologic's proprietary Invader technology to detect 14 high risk types of HPV that are associated with cervical cancer and precancerous lesions. The Cervista HTA system automates the DNA extraction and detection steps of the Cervista HPV HR test and allows for significant hands-off time during processing. Product launch occurred in January 2012.

CE Marking for the C-View Synthesized 2D Image Reconstruction Algorithm

On November 27, 2011, the Company announced the commercial release of its C-View synthesized 2D image reconstruction algorithm that eliminates the need for a conventional 2D mammogram as a component of a 3D mammography exam. For users of Hologic's 2D plus 3D tomosynthesis breast cancer screening system, C-View software creates a 2D image from a single tomosynthesis scan. C-View software is approved for sale throughout the European Economic Area and in other countries recognizing the CE Mark. During fiscal 2012, the Company plans to submit a pre-market approval application to the FDA for this capability.

SFDA Approval in China for the Serenity Digital Mammography System

On December 21, 2011, the Company received SFDA approval in China for its Serenity digital mammography system. In conjunction with the Company's acquisition of Beijing Healthcome Technology Company, Ltd. (Healthcome) on July 19, 2011, the Company began development of a lower cost digital mammography system better suited for certain segments of the Chinese market. This new system incorporates Hologic's selenium detector into the updated platform of the Healthcome analog system.

Radiology Community Votes Digital Breast Tomosynthesis "Hottest Clinical Procedure" of 2011

In October 2011, the leading radiology portal, AuntMinnie.com, picked digital breast tomosynthesis as the hottest clinical procedure in radiology for 2011 in their annual event recognizing excellence in medical imaging. AuntMinnie.com provides a forum for radiology professionals to acknowledge the contributions of their peers to the field of medical imaging. Candidates are nominated by AuntMinnie.com members and are selected by a panel of experts in the field through two rounds of voting. AuntMinnie.com provides a comprehensive community Internet site for radiologists and related professionals in the medical imaging industry and features the latest news and information about medical imaging.

Litigation Update:

In the matter of Conceptus v. Hologic, as a result of the October 2011 jury verdict, Conceptus sought to permanently enjoin future sales of the Adiana system. On January 9, 2012, following arguments by both parties on January 6, 2012, the court issued a ruling that denied Conceptus' request. The court further ruled that no royalties will be payable to Conceptus for future sales of the Adiana system and denied payment of any supplemental damages. As a part of the jury verdict, the jury awarded Conceptus damages of $18.8 million. Any such payment would have no impact to Hologic's results of operations or financial position since the payment, should it be paid, has been deducted from the contingent consideration otherwise due to former Adiana, Inc. shareholders (the former owners of the Adiana system). The initial verdict and this new ruling may be appealed by either party.

Financial Guidance:

The Company's guidance reflects its current core products, including revenues from its approved/cleared products and its recently acquired businesses, but does not reflect any revenue or earnings from future acquisitions, if any.

Second Quarter Fiscal 2012 (Quarter ending March 24, 2012):

  The Company expects second quarter fiscal 2012 revenues of $470 to $475 million. This primarily reflects an increase in revenues related to its fiscal 2011 acquisitions, the ramp-up of new products including the Dimensions and MyoSure systems, and an overall strengthening in each of the Company's operating segments. Year-over-year, this represents an expected increase in revenues of 7% to 8% over second quarter fiscal 2011 revenues of $438.7 million.

  The Company expects non-GAAP adjusted EPS to be approximately $0.33.

Fiscal 2012 (Year ending September 29, 2012):

  The Company is reaffirming fiscal 2012 revenue guidance of $1.9 billion to $1.925 billion. Year-over-year, this represents an expected increase in revenues of 6% to 8% over fiscal 2011 revenues of $1.79 billion. This primarily reflects an increase in revenues related to the Company's fiscal 2011 acquisitions and, to a lesser extent, increases in the Breast Health, GYN Surgical and Diagnostics segments.

  The Company is increasing non-GAAP adjusted EPS guidance by $0.01 to approximately $1.36 to $1.38.

Estimates of certain non-GAAP adjustments that the Company anticipates will be reflected in its non-GAAP fiscal 2012 second quarter and fiscal 2012 year financial performance are included as an attachment to this press release.

Hologic may not generate expected revenues and may incur expenses or charges or realize income or gains in fiscal 2012 that could cause actual results to vary from the guidance above. In addition, the Company is continuing to monitor the effects of the U.S., European and general worldwide economic and regulatory conditions and related uncertainties, including the implementation of healthcare cost containment measures and healthcare reform legislation, as well as foreign currency fluctuations, which, along with other uncertainties facing the Company's business including those referenced elsewhere herein and its filings with the Securities and Exchange Commission, could adversely affect anticipated results.

Conference Call and Webcast:

Hologic's management will host a conference call on Monday, January 30, 2012, at 5:00 p.m. (Eastern) to discuss first quarter fiscal 2012 operating results. Interested participants may listen to the call by dialing 877-857-6163 or 719-325-4794 for international callers and referencing code 5969459 approximately 15 minutes prior to the call. For those unable to participate in the live broadcast, a replay will be available one hour after the call ends through Friday, February 17, 2012, at 888-203-1112 or 719-457-0820 for international callers, access code 5969459. The Company will also provide a live webcast and replay of the call on the investor relations page of the Company's website at www.hologic.com/investor-overview. A PowerPoint presentation related to the conference call will be posted after the close of the market on Monday, January 30, 2012, on the investor relations page of the Company's website.

About Hologic, Inc.:

Hologic, Inc. is a leading developer, manufacturer and supplier of premium diagnostics products, medical imaging systems and surgical products dedicated to serving the healthcare needs of women. Hologic's core business units are focused on breast health, diagnostics, GYN surgical and skeletal health. Hologic provides a comprehensive suite of technologies with products for mammography and breast biopsy, breast Magnetic Resonance Imaging, radiation treatment for early-stage breast cancer, cervical cancer screening, treatment for menorrhagia and uterine fibroids, permanent contraception, osteoporosis assessment, preterm birth risk assessment, mini C-arm for extremity imaging and molecular diagnostic products including HPV and reagents for a variety of DNA and RNA analysis applications.

Hologic, Adiana, C-View, Cervista, Dimensions, Eviva, Healthcome, Invader, MammoSite, MyoSure, NovaSure, Rapid fFN, Selenia, Serenity, TCT and ThinPrep and associated logos are trademarks and/or registered trademarks of Hologic, Inc. and/or its subsidiaries in the United States and/or other countries.

Forward-Looking Statement Disclaimer:

This News Release contains forward-looking information that involves risks and uncertainties, including statements regarding the Company's plans, objectives, expectations and intentions. Such statements include, without limitation, statements regarding: economic and market trends; financial or other information included herein based upon or otherwise incorporating judgments or estimates relating to future performance, events or expectations; the expected timing of regulatory submissions; and the Company's outlook and financial and other guidance. These forward-looking statements are based upon assumptions made by the Company as of the date hereof and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated.

Risks and uncertainties that could adversely affect the Company's business and prospects, and otherwise cause actual results to differ materially from those anticipated, include without limitation: U.S., European and general worldwide economic conditions and related uncertainties; the Company's reliance on third-party reimbursement policies to support the sales and market acceptance of its products, including the possible adverse impact of government regulation and changes in the availability and amount of reimbursement and uncertainties regarding the availability or amount of reimbursement for new products or product enhancements; uncertainties regarding the recently enacted or future healthcare reform legislation, including associated tax provisions, or budget reduction or other cost containment efforts; changes in guidelines, recommendations and studies published by various organizations that could affect the use of the Company's products; uncertainties inherent in the development of new products and the enhancement of existing products, including FDA approval and/or clearance and other regulatory risks, technical risks, cost overruns and delays; the risk that products may contain undetected errors or defects or otherwise not perform as anticipated; manufacturing risks, including the Company's reliance on a single or limited source of supply for key components, and the need to comply with especially high standards for the manufacture of many of its products; the Company's ability to predict accurately the demand for its products, and products under development, and to develop strategies to address its markets successfully; the early stage of market development for certain of the Company's products; risks associated with the Company's recent acquisitions, including without limitation, the Company's ability to successfully integrate each of those businesses, the risks that the acquired businesses may not operate as effectively and efficiently as expected even if otherwise successfully integrated, the risks that acquisitions may involve unexpected costs or unexpected liabilities, and the enhanced risks and challenges associated with the Company's recent acquisitions in China; the risk of adverse events and product liability claims; risks related to the use and protection of intellectual property; expenses, uncertainties and potential liabilities relating to litigation, including, without limitation, commercial, intellectual property, employment and product liability litigation; technical innovations that could render products marketed or under development by the Company obsolete; competition; the risks of conducting business internationally, including the effect of exchange rate fluctuations on those operations; financing risks, including the Company's obligation to meet payment obligations and financial covenants under the Company's leases; and the Company's ability to attract and retain qualified personnel.

The risks and uncertainties included above are not exhaustive. Other factors that could adversely affect the Company's business and prospects are described in the Company's filings with the Securities and Exchange Commission. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which any such statement is based.

HOLOGIC, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	December 24, 2011	September 24, 2011
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$ 793,610	$ 712,869
Accounts receivable, net	324,222	318,712
Inventories	241,333	230,544
Deferred income tax assets	38,465	39,607
Prepaid expenses and other current assets	39,667	41,168
Total current assets	1,437,297	1,342,900

Property and equipment, net	236,692	238,666
Intangible assets, net	2,035,906	2,090,807
Goodwill	2,288,167	2,290,330
Other assets	48,022	46,077
	$ 6,046,084	$ 6,008,780

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$ 62,850	$ 63,467
Accrued expenses	326,417	325,327
Deferred revenue	122,478	120,656
Total current liabilities	511,745	509,450

Convertible notes (principal of $1,725,000)	1,507,533	1,488,580
Deferred income tax liabilities	944,561	957,426
Deferred service obligations- long term	11,024	9,467
Other long-term liabilities	107,433	106,962

Total stockholders' equity	2,963,788	2,936,895
	$ 6,046,084	$ 6,008,780

HOLOGIC, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended
	December 24, 2011	December 25, 2010

REVENUES
Product sales	$ 392,096	$ 358,603
Service and other revenues	80,615	73,968
	472,711	432,571

COSTS AND EXPENSES (1):
Cost of product sales	131,944	125,025
Cost of product sales – amortization of intangible assets	46,171	42,112
Cost of service and other revenues	45,226	40,700
Research and development	28,342	28,557
Selling and marketing	77,460	67,911
General and administrative	46,495	40,453
Amortization of intangible assets	14,842	14,496
Contingent consideration	15,563	1,096
Other (benefits) charges	(91)	501
	405,952	360,851

Income from operations	66,759	71,720
Interest expense, net	(29,509)	(28,909)
Other income (expense), net	2,654	(391)
Loss on extinguishment of debt	-	(29,891)

Income before provision for income taxes	39,904	12,529
Provision for income taxes	19,092	1,589

Net income	$ 20,812	$ 10,940

Net income per share:
Basic	$ 0.08	$ 0.04
Diluted	$ 0.08	$ 0.04

Weighted average number of shares outstanding:
Basic	262,717	259,624
Diluted	264,958	263,146

(1) Stock-based compensation included in costs and expenses during the three months ended
     December 24, 2011 was $1,107 for cost of revenues, $1,201 for research and development,
     $1,550 for selling and marketing and $4,799 for general and administrative. Stock-based compensation included in costs and expenses during the three months ended December 25, 2010 was
     $1,403 for cost of revenues, $1,236 for research and development, $1,655 for selling and marketing and $6,404 for general and administrative.

HOLOGIC, INC.
RECONCILIATION OF GAAP EPS AND NET INCOME TO NON-GAAP ADJUSTED EPS, NET INCOME AND EBITDA
(Unaudited)
(In thousands, except earnings per share)

	Three Months Ended
	December 24, 2011		December 25, 2010

EARNINGS PER SHARE
GAAP earnings per share- Diluted	$ 0.08		$ 0.04
Adjustments to net income (as detailed below)	0.26		0.26
Non-GAAP adjusted earnings per share- Diluted	$ 0.34		$ 0.30

NET INCOME
GAAP net income	$ 20,812		$ 10,940
Adjustments:
Amortization of intangible assets	61,013		56,608
Non-cash interest expense relating to convertible notes	18,953		18,459
Contingent consideration	15,563		1,096
Acquisition-related costs and other charges, net	993		662
Litigation settlement charges	-		450
Fair value write-up of acquired inventory sold	-		1,337
Non-cash loss on convertible notes exchange	-		29,891
Income tax effect of reconciling items	(27,293)	(1)	(39,562)	(1)
Non-GAAP adjusted net income	$ 90,041		$ 79,881

EBITDA
Non-GAAP adjusted net income	$ 90,041		$ 79,881
Interest expense, net, not adjusted above	9,723		10,043
Provision for income taxes	46,385		41,151
Depreciation expense	16,110		16,862
Adjusted EBITDA	$ 162,259		$ 147,937

EXPLANATORY NOTES:

(1) To reflect an annual effective tax rate of 34% on a non-GAAP basis.

Future Non-GAAP Adjustments:

Future GAAP EPS may be affected by changes in ongoing assumptions and judgments relating to the Company's acquired businesses, and may also be affected by nonrecurring, unusual or unanticipated charges, expenses or gains, all of which are excluded in the calculation of non-GAAP adjusted EPS as described in this press release. It is therefore not practicable to reconcile non-GAAP adjusted EPS guidance to the most comparable GAAP measure. The Company's estimates of certain future non-GAAP adjustments, based upon current information, judgments and assumptions, are presented below for informational purposes.

	Three Months Ending			Year Ending
	March 24, 2012		Shares	September 29, 2012		Shares

(In thousands)
Certain Anticipated Non-GAAP Adjustments:
Cost of revenues - amortization of
intangible assets	$ 45,000			$ 180,000
Amortization of intangible assets	16,000			62,000
Non-cash interest expense relating to convertible notes	19,000			79,000
Contingent consideration	17,000			73,000
Income tax effect of reconciling items	(33,000)	(1)		(134,000)	(1)
Total Anticipated Non-GAAP Adjustments	$ 64,000			$ 260,000
Diluted Weighted Average Shares Outstanding			267,000			269,000

EXPLANATORY NOTES:

(1) To reflect an estimated annual effective tax rate of 34% on a non-GAAP basis.

Use of Non-GAAP Financial Measures:

The Company has presented the following non-GAAP financial measures in this press release: adjusted net income; adjusted EPS; and adjusted EBITDA. The Company defines its non-GAAP adjusted net income to exclude the non-cash amortization of intangible assets, other acquisition-related charges, such as change in contingent consideration, transaction costs, charges associated with the write-off of acquired in-process research and development and the write-up of acquired inventory to fair value, non-cash charges resulting from changes in GAAP, divestiture and restructuring charges, non-cash loss on exchange of convertible notes, and one-time, nonrecurring, unusual or unanticipated charges, expenses or gains. As set forth in the applicable reconciliation tables above, non-GAAP adjusted net income and non-GAAP adjusted EPS for the periods presented typically exclude the following items from GAAP net income and EPS: (i) non-cash expenses associated with the Company's acquisitions, including amortization of intangible assets; (ii) non-cash interest expense resulting from the Company's accounting for convertible debt instruments with cash settlement features; (iii) loss on exchange of convertible notes; (iv) the increase in cost of revenues resulting from the write-up of acquired inventory sold during the applicable period; (v) acquisition transaction costs and charges; (vi) litigation settlement charges (benefits); and (vii) divestiture and restructuring charges. The Company's non-GAAP adjusted EBITDA excludes from its GAAP net income: (i) the items excluded in its calculation of non-GAAP adjusted net income; (ii) interest expense, net, not otherwise excluded in calculating its non-GAAP adjusted net income; (iii) provision for income taxes; and (iv) depreciation expense.

The Company believes the use of non-GAAP adjusted net income and non-GAAP adjusted EPS are useful to investors in comparing the results of operations in fiscal 2012 to the comparable period in fiscal 2011 by eliminating certain of the more significant effects of its acquisitions and related activities, non-cash charges resulting from changes in GAAP, and litigation settlement, divestiture and restructuring. These measures also reflect how the Company manages the business internally. In addition to the adjustments set forth in the calculation of the Company's non-GAAP adjusted net income, its non-GAAP adjusted EBITDA eliminates the effects of financing, income taxes and the accounting effects of capital spending. As with the items eliminated in its calculation of non-GAAP adjusted net income, these items may vary for different companies for reasons unrelated to the overall operating performance of a company's business. When analyzing the Company's operating performance, investors should not consider these non-GAAP financial measures as a substitute for net income or EPS prepared in accordance with GAAP.

Contact:	Deborah R. Gordon
Vice President, Investor Relations
Hologic, Inc.
(781) 999-7716